Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Frank Straub	Leslie Loyet
Chief Financial Officer	(312) 640-6672
(773) 380-6636

FOR IMMEDIATE RELEASE

TUESDAY, MARCH 23, 2010

DEERFIELD CAPITAL CORP. ANNOUNCES

•                  IMPORTANT STRATEGIC TRANSACTION WITH COLUMBUS NOVA:

•                  AGREEMENT TO ACQUIRE $1.8 BILLION IN CLO CONTRACTS

•                  PROPOSED ISSUANCE OF SUBORDINATED CONVERTIBLE NOTES TO REPURCHASE EXISTING SELLER NOTES AT A $18.9 MILLION DISCOUNT

•                  COMPLETION OF $95 MILLION EXCHANGE OF TRUST PREFERRED DEBT

•                  FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

CHICAGO, March 23, 2010 — Deerfield Capital Corp. (NASDAQ: DFR) (“DFR” or the “Company”) today announced a definitive agreement to acquire Columbus Nova Credit Investment Management, LLC (“CNCIM”), a Charlotte-based investment manager specializing in leveraged loan credit products with $1.8 billion of assets under management (“AUM”) from Bounty Investments, LLC (“Bounty”) an investment vehicle managed by Renova U.S. Management LLC (“Columbus Nova”), a New York based investment management firm, for $25.0 million of stock (at an implied price per share of $5.50) (the “Stock Consideration”) and deferred payments totaling $7.5 million of cash payable over five years.  Additionally, Bounty has agreed to purchase $25.0 million in principal amount of senior subordinated convertible notes (“Convertible Notes”) issued by the Company.  The proceeds from the Convertible Notes, along with DFR cash, will be used to repurchase and retire all of the $73.9 million in principal amount of the outstanding Series A and Series B Senior Secured Notes (“Senior Notes”) for a total purchase price of $55.0 million plus accrued interest. The transactions, which are subject to closing conditions including stockholders approval, are expected to close during the second quarter of 2010.

Top Line Growth and Strengthened Balance Sheet

“These transactions are transformative for DFR.  In addition to achieving our goals of increasing AUM and growing top line revenue, these transactions strengthen our balance sheet, which will now be structured to facilitate our future growth and provides us with a valuable partner in Columbus Nova,” said Jonathan Trutter, Chief Executive Officer of DFR. Trutter added, “These transactions follow solid 2009 financial performance which included four consecutive profitable quarters and continued improvements in our overall financial performance.”

Commenting on the transaction with DFR, Andrew Intrater, Chief Executive Officer of Columbus Nova stated, “The agreement to invest in DFR demonstrates confidence in the ability to grow the business and deliver strong financial results.  We expect management to accelerate the Company’s growth through new operating initiatives and acquisitions.  We are very confident that DFR is well positioned to really benefit from this acquisition to become a premier asset manager.”

The following highlights some of the significant benefits of the transactions to DFR:

•                  An increase in collateralized loan obligation (“CLO”) AUM by $1.8 billion, or 45.0 percent, which brings DFR’s CLO AUM to $5.8 billion and total AUM to $11.0 billion, based on the Company’s AUM information as of January 1, 2010.

•                  Improved cash flows resulting from both top line revenue growth attributable to the CNCIM CLO management contracts and expected net interest expense savings from long-term debt.

•                  Significantly strengthened DFR’s capital structure:

•                  $73.9 million in Senior Notes with a variable interest rate and increasing interest rate spread that mature in December 2012 are extinguished for $55.0 million, or an $18.9 million discount.

•                  $25.0 million of Convertible Notes will be issued with a seven and one-half year maturity.  The Convertible Notes will be convertible at $6.05 per share, carry an initial interest rate of 8 percent and will be noncallable for 2 years.

•                  $95.0 million of the $120.0 million of Trust Preferred Debt (“Trups”) was exchanged for new Junior Subordinated Notes with less restrictive covenants and a fixed 1 percent per annum interest rate through at least 2012.  However, the closing of the Convertible Notes transaction is expected to result in the 1 percent per annum interest rate being extended through April 30, 2015, before returning to the original variable interest rate.  The original interest rates on the Trups was LIBOR plus 3.50 percent per annum on $25.8 million of Trups and LIBOR plus 2.25 percent per annum on $72.1 million of additional Trups, which have been exchanged for Junior Subordinated Notes.  Additionally, $25.8 million of Trups with an interest rate of LIBOR plus 3.50 percent per annum have not been exchanged at this time.

Jonathan Trutter further commented, “The strategic transaction with Columbus Nova is expected to significantly improve DFR’s revenue and cash flow while increasing financial flexibility and reducing leverage.  The result of these actions is a company better positioned to grow market share and increase shareholder value.”

Convertible Notes

The following summarizes some of the principal terms of the Convertible Notes:

•                  Interest Rate:

•                  Years 1-2: Fixed interest rate of 8 percent per annum

•                  Year 3: Fixed interest rate of 9 percent per annum

•                  Year 4: Fixed interest rate of 10 percent per annum

•                  Thereafter: Fixed interest rate of 11 percent per annum

•                  The Company may elect, in its sole discretion, to pay 50 percent of the interest in payments in-kind, which will result in the fixed interest rate increasing by 2 percent per annum for years 1 — 4 and 1 percent per annum thereafter

•                  Maturity:  7.5 years

•                  Conversion Features:  Convertible into common stock of the Company at the option of the holder at a conversion price of $6.05 per share, subject to adjustment.

•                  Redemptions: Two year no redemption period, after which the Company can redeem at 100 percent of the principal amount plus a specified premium.  The Company is not required to make a mandatory redemption of the Convertible Notes.

Stockholders Agreement

Bounty, through its manager Columbus Nova, will have the right to appoint directors to the Company’s board of directors (“Board”) as described below. In connection with the issuance of the Stock Consideration, which would represent approximately 41.3 percent of the outstanding common stock, the Company has agreed to increase the size of its board of directors to nine members, three of which will be designated by Bounty for so long as it owns at least 25 percent of the outstanding common stock. So long as Bounty owns at least 5 percent of the outstanding common stock, the Company will adopt, and continue to maintain, a majority voting bylaw requiring that, in uncontested elections, each nominee for election to the Board must be elected by a majority of the votes cast at a meeting called for the election of directors. The Board will establish a strategic committee of the Board (the “Strategic Committee”), which will continue to exist for so long as Bounty owns at least 25 percent of the outstanding common stock. The Strategic Committee will initially consist of four members: two directors designated by Bounty and two directors designated by those independent directors of the Company not designated by Bounty. The Strategic Committee will report and make recommendations to the board regarding implementing certain strategic initiatives.

Trust Preferred Securities Exchange

On March 4, 2010, as previously disclosed on Form 8-K filed with the Securities and Exchange Commission on March 10, 2010, the Company entered into an exchange agreement (the “Exchange Agreement”), with Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd., Taberna Preferred Funding VIII, Ltd. and Taberna Preferred Funding IX Ltd., to exchange $95.0 million of the $120.0 million aggregate outstanding principal amount of Trups previously issued by the trusts, for $95.0 million aggregate outstanding principal amount of junior subordinated notes issued by the Company (the “Trust Preferred Exchange”). The Trust Preferred Exchange was consummated on March 4, 2010. An aggregate of $25.0 million in principal amount of Trups issued by Trust I was not exchanged and remains outstanding.

The new junior subordinated notes (the “New Subordinated Notes”) issued by the Company in connection with the Trust Preferred Exchange are governed by a junior subordinated indenture (the “New Indenture”), dated March 4, 2010. Pursuant to the New Indenture, the New Subordinated Notes bear a fixed interest rate of 1 percent per annum commencing on April 30, 2010, payable quarterly through April 30, 2015 or an earlier date upon which certain specified events occur (the “Modification Period”). Thereafter, the New Subordinated Notes will be subject to a variable interest rate equal to LIBOR plus 2.58 percent per annum, payable quarterly on the then outstanding principal amount of the New Subordinated Notes until maturity on October 30, 2035. The Company may redeem the New Subordinated Notes on or after October 30, 2010 at par for cash or replacement securities acceptable to the holders.

The New Indenture contains certain restrictive covenants including, among other things, (i) a covenant that all asset management activities be conducted by the Company and its subsidiaries and which permits the Company to sell equity and material assets of DCM provided, however, that all asset management fees and proceeds from equity and asset sales remain subject to the limits on restricted payments set forth in the New Indenture, (ii) a debt covenant that permits DFR and DCM to incur indebtedness provided that the proceeds of such indebtedness remain subject to the limits on restricted payments set forth in the New Indenture and (iii) a restricted payments covenant that restricts the ability to pay dividends or make distributions in respect of equity securities, subject to a number of exceptions and conditions. If the Company fails to enter into a Credit Enhancing Transaction (as defined in the New Indenture) within certain time periods, then the Modification Period will terminate and certain exceptions to the restricted payments covenant will no longer be available to the Company. Consummation of Bounty’s purchase of Convertible Notes will satisfy this requirement. The New Indenture contains other agreements, covenants, events of default and conditions that are similar to the agreements, covenants, events of default and conditions contained in the indentures for the Trups. Unlike the indentures for the Trups, the New Indenture does not contain a covenant requiring the Company to maintain a minimum net worth.

In connection with the Trust Preferred Exchange, the Company paid a transaction fee including third-party fees and costs equal to approximately $1.0 million in connection with the exchange. As a result of the redemption of $95.0 million in aggregate principal amount of the Trups, the Company’s obligation to pay approximately $0.2 million in fees associated with a prior amendment was extinguished.

Deerfield Pegasus Loan Capital Fund LP (“DPLC”) Restructuring

The Company today also announced that it has entered into a Termination Agreement (the “Termination Agreement”) among Pegasus Deerfield (AIV), LLC, (the “Investor”), PGS Management, LLC, (“PM”, and together with the Investor, the “Pegasus Parties”), the Company, DPLC, Deerfield Capital Management, LLC, (“DCM”), DPLC General Partner LLC, (“DPLC GP”), Deerfield Loan Manager LLC, (“DLM” and together with the Company, DCM, DPLC GP and DLM, the “Deerfield Parties”) and Jonathan Trutter pursuant to which the Pegasus Parties waived certain rights with respect to the issuance of the Stock Consideration and the issuance of the common stock issuable upon conversion of the Convertible Notes (“Conversion Shares”) and the Deerfield Parties and the Pegasus Parties terminated or amended certain provisions of agreements related to the DPLC, cancelled three million warrants, which is all of the warrants previously issued to the Pegasus Parties.  Pursuant to the Termination Agreement, (i) DLC GP and DPLC released all partners of DPLC from their unfunded capital commitments to DPLC as of the date of the Termination Agreement, (ii) DPLC will make distributions of $9.0 million to the Investor and an amount equal to his entire capital account balance to Jonathan Trutter and (iii) on or after the date the Investor receives the distribution in clause (ii), DLC GP will be permitted to withdraw an amount equal to the entire portion of its capital account attributable to DLM’s investment in DLC GP and distribute such amount to DLM.  Additionally, the Company will grant the Investor and its designees warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $4.25 per share.

Fourth Quarter and Fiscal Year 2009 Summary

•                  Net income attributable to DFR for the quarter totaled $0.7 million, or $0.10 per diluted common share, compared to a net loss attributable to DFR of $(142.6) million, or $(21.15) per diluted common share, for the fourth quarter of 2008.

•                  Net income attributable to DFR for 2009 totaled $66.9 million, or $9.93 per diluted common share, compared to a net loss attributable to DFR of $(759.8) million, or $(116.65) per diluted common share, for 2008.

•                  Core earnings for the quarter totaled $5.5 million, or $0.81 per diluted common share, compared to $3.3 million, or $0.49 per diluted common share, for the fourth quarter of 2008. Core earnings is a non-GAAP financial measure which primarily reflects GAAP earnings excluding certain non-cash and special charges and income tax effects (see reconciliation of non-GAAP measure attached).

•                  Core earnings for 2009 totaled $21.3 million, or $3.16 per diluted common share, compared to $32.3 million, or $4.96 per diluted common share, for 2008.

•                  Unrestricted cash, cash equivalents, unencumbered residential mortgage backed securities (“RMBS”) and net equity in financed RMBS totaled approximately $66.3 million at quarter end.

•                  AUM totaled $9.2 billion at January 1, 2010.

•                  A lease amendment was signed to provide an approximately $1.3 million reduction in annual occupancy expense.

Fourth Quarter Financial Overview

The results for the quarter ended December 31, 2009 reflect the Company’s fourth consecutive quarter of positive net income and core earnings.  The net income attributable to DFR for the quarter totaled $0.7 million, or $0.10 per diluted common share, an increase of $143.3 million as compared to $(142.6) million, or $(21.15) per diluted common share, during the fourth quarter of 2008. The Company’s increase in net income for the quarter, as compared to the fourth quarter of 2008, was primarily related to an improvement in overall asset values as net other income and (loss) gain improved by $84.7 million and the provision for loan losses declined by $51.3 million.  Further improvements were realized from the Company’s cost savings initiatives resulting in an across the board reduction in expenses of $7.6 million, with the exception of a $1.3 million increase in depreciation and amortization as a result of accelerated depreciation and amortization resulting from the lease amendment. While investment advisory fees declined by $1.5 million during the fourth quarter of 2009 compared to the prior year period, net interest income improved by $1.2 million.

During the fourth quarter, DFR also had positive core earnings of $5.5 million, or $0.81 per share, an increase of $2.2 million, or 66.7 percent, as compared to the $3.3 million, or $0.49 per share, of core earnings generated during the fourth quarter of 2008.

Net interest income totaled $6.7 million for the quarter ended December 31, 2009, an increase of $1.2 million, or 21.8 percent, as compared to $5.5 million in the fourth quarter of 2008.  The overall improvement in net interest income was primarily the result of declines in the overall interest rate environment during the fourth quarter of 2009 compared to the prior year.  The improvement in net interest income was primarily driven by a $0.9 million and $0.7 million decrease in interest expense related to the Trups and the Senior Notes, respectively.  While the net interest income attributable to the RMBS portfolio, the DFR Middle Market CLO, Ltd. (“DFR MM CLO”) and DPLC increased by $0.3 million, $1.5 million and $0.3 million, respectively, the net interest income from corporate loans decreased by $1.5 million for the fourth quarter of 2009 compared to the prior year period.  Additionally, the fourth quarter of 2008 included consolidated net interest income of $1.0 million related to Market Square CLO, Ltd. (“Market Square CLO”).  The Company deconsolidated Market Square CLO in June 30, 2009 as a result of the sale of all of the preference shares and therefore no longer includes its results in the Company’s financial statements.

Investment advisory fees totaled $5.2 million in the quarter, a decrease of $1.5 million, or 22.4 percent, as compared to $6.7 million in the fourth quarter of 2008.  The decrease was primarily the result of a $1.1 million decrease in CDO fees, led by deferrals of subordinated management fees on CLOs, and a net $0.4 million decrease in other advisory fees, primarily due to declines in fees from the fixed income arbitrage funds that closed in late 2008.

The deferral of CLO subordinated management fees was primarily the result of noncompliance with certain overcollateralization tests contained in the indentures governing certain of the CLOs that the Company manages.  All or a portion of the Company’s subordinated management fees from the CLOs may be deferred if, among other things, noncompliance with overcollateralization tests and other structural provisions cause cash flows from the underlying collateral to be diverted from the payment of management fees and other expenses to the prepayment of principal of the debt securities issued by the CLOs.  Noncompliance with overcollateralization tests may occur if, for example, the issuers of the collateral held by the CLOs default on or defer payment of principal or the ratings assigned to such collateral are downgraded below a specified threshold. The Company expects a portion of its CLO subordinated investment advisory fees to continue to be deferred in the near term.  However, over time and with improvement in market conditions and effective portfolio management, the Company expects the CLOs to regain compliance with the overcollateralization tests and, subject to the satisfaction of certain other conditions, the Company would expect to recoup at least a portion and potentially substantially all of the deferred subordinated management fees and to receive future CLO subordinated management fees on a current basis. The Company recently began to receive a portion of the previously deferred subordinated management fees. As of December 31, 2009, the Company’s CLOs had unrecognized deferred subordinated management fees totaling approximately $6.9 million.

The provision for loan losses was $4.7 million for the quarter as compared to $56.0 million in the fourth quarter of 2008. This quarter’s provision for loan losses is comprised of $1.4 million related to loans held in DFR MM CLO and $3.3 million related to commercial real estate loans.

Expenses totaled $11.2 million for the quarter, a decrease of $7.6 million, or 40.4 percent, as compared to $18.8 million in the fourth quarter of 2008.  Excluding the non-cash items of depreciation and amortization and impairment of intangible assets, expenses totaled $6.5 million for the quarter, a decrease of $3.9 million, or 37.5 percent as compared to $10.4 million in the fourth quarter of 2008.  The savings in cash expenses were driven by the cost savings initiatives implemented during 2008 and 2009, while non-cash expenses also improved by a net $3.7 million. For the fourth quarter of 2009, the Company recognized $1.7 million of impairment charges comprised of $0.9 million associated with the management contracts related to two of the Company’s CDOs as a result of the decline in expected future management fee cash flows from these CDOs and $0.8 million related to other intangible assets.   In connection with the Company’s previously announced lease amendment signed on November 27, 2009, the Company began to recognize a non-cash acceleration of depreciation and amortization related to certain leasehold improvements and fixed assets related to the space it currently leases.  The effect of this acceleration of depreciation and amortization was a $1.4 million increase in expense for the fourth quarter.  In connection with the lease amendment, the Company expects annual rent expense to be reduced by approximately $1.3 million annually to reflect the reduced square footage of the new leased space.

Other income and gain (loss) was a net gain of $4.7 million in the quarter, primarily as a result of net gains on the loan portfolios, compared to a net loss of $(80.0) million in the fourth quarter of 2008, primarily resulting from decreases in the value of the loan portfolios, RMBS and derivatives.

AUM

As of January 1, 2010, the Company’s AUM totaled approximately $9.2 billion held in 28 CDOs, DPLC and six separately managed accounts.

Investment Portfolio

Total invested assets decreased by $214.8 million, or 26.6 percent, to $593.6 million as of December 31, 2009 as compared to the end of the fourth quarter of 2008. The decrease was primarily attributable to the deconsolidation of Market Square CLO which accounted for $186.3 million of the decrease, along with $42.6 million of net activity that reduced the RMBS portfolio, partially offset by a $9.8 million increase in the loans portfolio.

Liquidity

Unencumbered RMBS and unrestricted cash and cash equivalents aggregated $51.4 million at December 31, 2009. In addition, net equity in the financed RMBS portfolio (including associated interest rate swaps), excluding the unencumbered RMBS included above, totaled $14.9 million at quarter end. In total, the Company had unrestricted cash and cash equivalents, unencumbered RMBS and net equity in its financed RMBS portfolio of $66.3 million as of December 31, 2009. As of December 31, 2009, the fair value of its Agency RMBS and non-Agency RMBS portfolios were $302.5 million and $2.6 million, respectively.

About the Company

DFR, through its subsidiary, DCM, manages client assets, including bank loans and other corporate debt, RMBS, government securities and asset-backed securities. In addition, DFR has a principal investing portfolio comprised of fixed income investments, including bank loans and other corporate debt and RMBS.

About Columbus Nova and Bounty

Founded in 2000, Columbus Nova is a privately held investment management firm with offices in New York and Charlotte, NC. The company has a broad investment mandate which allows Columbus Nova to invest through its managed vehicles across all levels of the capital structure, from senior secured debt to common equity. The company takes a value-oriented, long-term view to investing and seeks consistent returns with an emphasis on capital preservation. Bounty Investments, LLC is a Delaware company, which is managed by Columbus Nova.

Financial Advisors

UBS Investment Bank served as financial advisor to DFR, and Natixis North America, Inc. served as Columbus Nova’s financial advisor.

The Company filed a Form 8-K on March 23, 2010 that includes copies of the agreements for the acquisition of CNCIM, the Termination Agreement and the purchase of the Convertible Notes as exhibits.

For more information, please go to the Company website, at www.deerfieldcapital.com.

* * Notes and Tables to Follow * *

IMPORTANT ADDITIONAL INFORMATION

The Company intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant materials in connection with the issuance of the Stock Consideration and the Conversion Shares. When finalized, the proxy statement will be mailed to the stockholders of the Company.  Before making any voting decision with respect to the issuance of the Stock Consideration and the issuance of the Conversion Shares, stockholders of the Company are urged to carefully read the proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transactions.  The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders of the Company may obtain free copies of the proxy statement (when available) and other documents filed by the Company with the SEC from the Company’s website at www.deerfieldcapital.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the issuance of the Stock Consideration and the issuance of the Conversion Shares.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the issuance of the Stock Consideration and the issuance of the Conversion Shares will be included in the proxy statement that the Company intends to file with the SEC. Stockholders may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers with respect to the transactions by reading the proxy statement once it is available and the other filings referred to above.

NOTES TO PRESS RELEASE

Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the control of Deerfield Capital Corp. and its subsidiaries (“DFR”). Forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.

Various factors could cause DFR’s actual results to differ materially from those described in any forward-looking statements. These factors include, but are not limited to: the failure of the acquisition and Convertible Notes purchase transactions to close for any reason, the amount of the costs, fees, expenses and charges relating to the transactions, business uncertainty and contractual restrictions prior to the closing of the transactions; the failure by the Company to realize the expected benefits of the acquisition of CNCIM, changes in economic and market conditions, particularly as they relate to the markets for debt securities, such as RMBS and CDOs; continued availability of financing; DFR’s ability to maintain adequate liquidity; changes in DFR’s investment, hedging or credit strategies or the performance and values of its investment portfolios; whether the conditions to Pegasus Capital Advisors L.P.’s DPLC investment commitments are satisfied; DFR’s ability to comply with the continued listing standards of NASDAQ; DFR’s ability to generate earnings or raise capital to maintain positive stockholders’ equity; reductions in DFR’s assets under management and related management and advisory fee revenue; DFR’s ability to make investments in new investment products and realize growth of fee-based income; DFR’s receipt of previously deferred CLO subordinated management fees and its receipt of future CLO subordinated management fees on a current basis; changes to DFR’s tax status; DFR’s ability to protect and use its net operating losses to offset taxable income; DFR’s ability to maintain compliance with its existing debt instruments and other contractual obligations; impact of restrictions contained in DFR’s existing debt instruments; DFR’s ability to maintain its exemption from registration as an investment company pursuant to the Investment Company Act of 1940; the cost, uncertainties and effect of any legal and administrative proceedings, such as the current Securities and Exchange Commission (“SEC”) investigation into certain mortgage-backed securities trading procedures in connection with which the SEC has requested certain information from DFR regarding certain of its mortgage securities trades; and changes in, and the ability of DFR to remain in compliance with, law, regulations or government policies affecting DFR’s business, including investment management regulations and accounting standards.

These and other factors that could cause DFR’s actual results to differ materially from those described in the forward-looking statements are set forth in DFR’s annual report on Form 10-K for the year ended December 31, 2009, DFR’s quarterly reports on Form 10-Q and DFR’s other public filings with the SEC and public statements. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	September 30,	December 31,
	2009	2009	2008
	(In thousands, except share and per share amounts
ASSETS
Cash and cash equivalents	$48,711	$47,542	$32,791
Due from broker	14,606	1,004	15,065
Restricted cash and cash equivalents	19,296	21,786	76,892
Available-for-sale securities—at fair value	—	—	2,338
Investments at fair value, including $303,763, $315,241 and $340,866 pledged	326,810	336,170	347,977
Other investments	4,287	4,287	4,764
Derivative assets	74	74	132
Loans held for sale	536	9,053	218,137
Loans held for investment	278,585	295,916	255,351
Allowance for loan losses	(15,889)	(24,131)	(19,979)
Loans held for investment, net of allowance for loan losses	262,696	271,785	235,372
Investment advisory fee receivables	2,117	2,189	4,012
Interest receivable	3,420	3,447	5,843
Other receivable	2,890	1,995	4,249
Prepaid and other assets	7,043	8,373	11,831
Fixed assets, net	6,505	8,181	9,143
Intangible assets, net	21,231	24,246	28,310
TOTAL ASSETS	$720,222	$740,132	$996,856

LIABILITIES
Repurchase agreements, including $34, $74 and $407 of accrued interest	$291,463	$306,304	$326,112
Due to broker	803	2,975	1,514
Derivative liabilities	450	832	13,529
Interest payable	1,103	1,255	6,606
Accrued and other liabilities, including $364, $414 and zero at fair value	6,214	4,955	15,112
Long term debt	413,329	417,921	716,417
TOTAL LIABILITIES	713,362	734,242	1,079,290

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.001:
100,000,000 shares authorized; 14,999,992 shares issued and zero outstanding	—	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 6,455,357 and 6,455,357 and 6,455,466 shares issued and 6,454,924 and 6,454,924 and 6,449,102 shares outstanding	6	6	6
Additional paid-in capital	866,557	866,546	865,869
Accumulated other comprehensive loss	(87)	(111)	(4,256)
Accumulated deficit	(877,155)	(877,832)	(944,053)
DEERFIELD CAPITAL CORP. STOCKHOLDERS' (DEFICIT) EQUITY	(10,679)	(11,391)	(82,434)
Noncontrolling interest in consolidated entity	17,539	17,281	—
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	6,860	5,890	(82,434)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$720,222	$740,132	$996,856

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended			Year ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008	2009	2008
	(In thousands, except share and per share amounts)
Revenues
Interest income	$10,130	$10,839	$18,661	$48,849	$122,341
Interest expense	3,428	3,866	13,112	19,959	84,804
Net interest income	6,702	6,973	5,549	28,890	37,537
Provision for loan losses	4,662	4,226	56,035	20,114	75,996
Net interest income (expense) after provision for loan losses	2,040	2,747	(50,486)	8,776	(38,459)
Investment advisory fees	5,185	3,949	6,668	17,880	40,161
Total net revenues	7,225	6,696	(43,818)	26,656	1,702

Expenses
Compensation and benefits	3,124	2,637	5,197	12,144	26,917
Professional services	712	788	1,237	3,018	7,178
Insurance expense	776	778	700	3,089	2,907
Other general and administrative expenses	939	928	1,162	7,627	5,859
Depreciation and amortization	3,010	1,630	1,677	7,904	9,442
Occupancy	584	610	643	2,402	2,518
Management and incentive fee expense to related party	340	337	—	972	—
Cost savings initiatives	—	11	1,496	236	1,821
Impairment of intangible assets and goodwill	1,702	—	6,704	1,828	146,006
Total expenses	11,187	7,719	18,816	39,220	202,648

Other Income and Gain (Loss)
Net gain (loss) on available-for-sale securities	17	—	18	(14)	(4,694)
Net gain (loss) on investments at fair value	504	2,983	(3,867)	9,798	(219,988)
Net gain (loss) on loans	4,072	539	(63,643)	35,302	(99,047)
Net gain (loss) on derivatives	27	(57)	(12,999)	2,547	(232,383)
Dividend income and other net gain (loss)	53	(443)	483	(287)	(1)
Net gain on the deconsolidation of Market Square CLO	—	—	—	29,551	—
Net other income and gain (loss)	4,673	3,022	(80,008)	76,897	(556,113)
Income (loss) before income tax (benefit) expense	711	1,999	(142,642)	64,333	(757,059)
Income tax (benefit) expense	(224)	75	(33)	29	351

Net income (loss)	935	1,924	(142,609)	64,304	(757,410)
Less: Cumulative convertible preferred stock dividends and accretion	—	—	—	—	2,393
Net income (loss) attributable to common stockholders	935	1,924	(142,609)	64,304	(759,803)
Net (income) loss attributable to noncontrolling interest	(258)	(108)	—	2,594	—
Net income (loss) attributable to Deerfield Capital Corp.	$677	$1,816	$(142,609)	$66,898	$(759,803)

Net income (loss) attributable to Deerfield Capital Corp. per share - basic	$0.10	$0.27	$(21.15)	$9.93	$(116.65)
Net income (loss) attributable to Deerfield Capital Corp. per share - diluted	$0.10	$0.27	$(21.15)	$9.93	$(116.65)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC	6,763,088	6,763,088	6,743,274	6,740,039	6,513,674
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED	6,763,088	6,763,088	6,743,274	6,740,039	6,513,674

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

The Company believes that core earnings, a non-GAAP financial measure, is a useful metric for evaluating and analyzing its performance.  The calculation of core earnings, which the Company uses to compare financial results from period to period, eliminates the impact of certain non-cash and special charges and income tax.  Core earnings provided herein may not be comparable to similar measures presented by other companies as it is a non-GAAP financial measure and may therefore be defined differently by other companies. Core earnings includes the earnings from the Company’s consolidated variable interest entity (“VIE”), DFR MM CLO, and from Market Square CLO, which was a consolidated VIE until the Company sold all of its preference shares in Market Square CLO and deconsolidated that entity as of June 30, 2009.  Core earnings is not indicative of cash flows received from these VIEs.

Core Earnings

The table below provides reconciliation between net income (loss) and core earnings:

	Three months ended			Year ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008	2009	2008
	(In thousands, except share and per share amounts)

Net income (loss)	$935	$1,924	$(142,609)	$64,304	$(757,410)
Add back (subtract):
Provision for loan losses	4,662	4,226	56,035	20,114	75,996
Cost savings initiatives	—	11	1,496	236	1,821
Depreciation and amortization	3,010	1,630	1,677	7,904	9,442
Impairment of intangible assets and goodwill	1,702	—	6,704	1,828	146,006
Net other income and (gain) loss	(4,673)	(3,022)	80,008	(76,897)	556,113
Income tax (benefit) expense	(224)	75	(33)	29	351
Noncontrolling interest core earnings (1)	90	379	—	3,765	—
Core earnings	$5,502	$5,223	$3,278	$21,283	$32,319

Core earnings per share - diluted	$0.81	$0.77	$0.49	$3.16	$4.96
Weighted-average number of shares outstanding - diluted	6,763,088	6,763,088	6,743,274	6,740,039	6,513,674

(1)    Noncontrolling interest core earnings represents the portion of the net interest income and expenses of DPLC that are attributable to third party investors in DPLC, calculated using each investor’s ownership percentage in DPLC during the measurement period.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

INVESTMENT ADVISORY FEES AND INTEREST INCOME AND EXPENSE

The following table summarizes the Company’s investment advisory fees and interest income and expense:

	Three months ended			Year ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008	2009	2008
	(In thousands)

CDO management fees:
Senior fees	$2,932	$3,094	$3,241	$11,856	$14,951
Subordinated fees	1,121	441	2,688	3,490	13,316
Performance fees	787	67	—	1,251	2,774
Total CDO management fees	4,840	3,602	5,929	16,597	31,041
Separately managed accounts and other	194	198	125	858	870
Other investment vehicle	151	149	—	425	—
Fixed income arbitrage investment funds	—	—	614	—	8,250
Total investment advisory fees	$5,185	$3,949	$6,668	$17,880	$40,161

Interest Income:
RMBS, U.S. Treasury bills and other securities	$3,623	$4,418	$5,299	$16,860	$61,136
Assets held in DFR MM CLO	5,976	5,951	6,714	23,973	28,738
Assets held in DPLC	295	162	—	492	—
Assets held in Market Square CLO	—	—	4,393	6,073	18,087
Other corporate debt	236	308	2,255	1,451	14,380
Total interest income	$10,130	$10,839	$18,661	$48,849	$122,341

Interest Expense:
Recourse:
Repurchase agreements and other short term debt	$444	$545	$2,429	$2,286	$45,006
Series A and Series B notes	1,150	1,208	1,829	5,009	7,031
Trust preferred securities	1,172	1,265	2,084	5,442	8,278
Total recourse interest expense	2,766	3,018	6,342	12,737	60,315
Non-Recourse
DFR MM CLO	662	846	2,936	4,184	10,290
Wachovia Facility	—	2	471	128	2,510
Market Square CLO	—	—	3,363	2,910	11,689
Total non-recourse interest expense	662	848	6,770	7,222	24,489
Total interest expense	$3,428	$3,866	$13,112	$19,959	$84,804

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

AUM AND INVESTMENT PORTFOLIO

The following table summarizes AUM for each product category:

	January 1, 2010		October 1, 2009		January 1, 2009
	Number of		Number of		Number of
	Accounts	AUM	Accounts	AUM	Accounts	AUM
		(In thousands)		(In thousands)		(In thousands)
CDOs (1) :
CLOs	12	$4,041,540	12	$4,164,083	12	$4,286,407
Asset-backed securities	12	4,054,722	12	4,244,704	12	5,229,331
Corporate bonds	4	754,815	4	833,840	3	775,153
Total CDOs	28	8,851,077	28	9,242,627	27	10,290,891
Separately managed accounts (2)	6	320,464	6	318,577	5	205,201
Other investment vehicle (3)	1	22,367	1	22,175	—	—
Total AUM (4)		$9,193,908		$9,583,379		$10,496,092

(1)

CDO AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CDOs and are as of the date of the last trustee report received for each CDO prior to January 1, 2010, October 1, 2009 and January 1, 2009, respectively. The AUM for the Euro-denominated CDOs has been converted into U.S. dollars using the spot rate of exchange as of the respective AUM date.

(2)	AUM for certain of the separately managed accounts is a multiple of the capital actually invested in such account. Management fees for these accounts are paid on this higher AUM amount.
(3)	Other investment vehicle AUM represents the AUM of DPLC.
(4)

Included in Total AUM for January 1, 2010 is $288.5 million related to DFR MM CLO. Included in Total AUM for October 1, 2009 is $286.3 million related to DFR MM CLO. Included in Total AUM for January 1, 2009 is $303.1 million related to DFR MM CLO and $295.1 million related to Market Square CLO. DCM manages DFR MM CLO and Market Square CLO but is not contractually entitled to receive any management fees so long as 100 percent of the equity is held by Deerfield Capital LLC or an affiliate thereof. As a result of the sale of the Company’s preference shares, as of July 1, 2009 the Company began to receive management fees from Market Square CLO.

The following table summarizes the principal investing portfolio:

	December 31, 2009		September 30, 2009		December 31, 2008
	Carrying	% of Total	Carrying	% of Total	Carrying	% of Total
Principal Investments	Value	Investments	Value	Investments	Value	Investments
	(In thousands)		(In thousands)		(In thousands)

RMBS (1)	$305,174	50.1%	$316,920	49.2%	$347,817	42.0%
Corporate leveraged loans:
Loans held in DFR MM CLO (2)	269,168	44.2%	286,540	44.5%	243,103	29.3%
Loans held in Wachovia Facility	—	0.0%	—	0.0%	21,742	2.6%
Other corporate leveraged loans	536	0.1%	9,053	1.4%	12,394	1.5%
Assets held in Market Square CLO (3)	—	0.0%	—	0.0%	186,305	22.5%
Loans held in DPLC	16,131	2.6%	14,807	2.3%	—	0.0%
Commercial real estate loans and securities	9,417	1.5%	9,376	1.4%	12,282	1.5%
Equity securities	4,287	0.7%	4,287	0.7%	4,764	0.6%
Other investments	4,738	0.8%	3,362	0.5%	—	0.0%
Total Investments	609,451	100.0%	644,345	100.0%	828,407	100.0%
Allowance for loan losses	(15,889)		(24,131)		(19,979)
Net Investments	$593,562		$620,214		$808,428

(1)

RMBS are either Agency RMBS or non-Agency RMBS. Non-agency RMBS represented $2.6 million, $2.9 million and $5.4 million of the outstanding RMBS as of December 31, 2009, September 30, 2009 and December 31, 2009, respectively.

(2)

Assets held in DFR MM CLO are the result of the July 17, 2007 securitization of corporate loans held in a non-recourse credit facility. The Company purchased 100 percent of the equity interests for $50.0 million and all of the BBB/Baa2 rated notes for $19.0 million.

(3)	Assets held in Market Square CLO include syndicated bank loans of $184.0 million and high yield corporate bonds and ABS of $2.3 million as of December 31, 2008.